Exhibit (a)(3)


                         MUNIYIELD MICHIGAN FUND, INC.
                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION



     MUNIYIELD MICHIGAN FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to adopt an investment policy whereby under normal circumstances at least 80% of the Corporation's assets will be invested in municipal obligations with remaining maturities of one year or more that are covered by insurance guaranteeing the timely payment of principal at maturity and interest, and in connection therewith, to change the Corporation's name as provided for herein;

     SECOND: these Articles of Amendment to the Articles of Incorporation ("Articles of Amendment") have been effected in the manner and by the vote required by the Corporation's Charter and the laws of the State of Maryland. Pursuant to Section 2-605(a) of the Maryland General Corporation Law, these Articles of Amendment have been duly advised, approved and adopted by a majority of the entire Board of Directors of the Corporation, without action by the Corporation's stockholders. The amendment to the Corporation's Charter provided for herein is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the Corporation's stockholders;


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     THIRD: the authorized capital stock of the Corporation has not been increased by these Articles of Amendment;

     FOURTH: the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class or series of the Corporation's capital stock have not been changed by these Articles of Amendment;

     FIFTH: except as amended hereby, the Corporation's Charter shall remain in full force and effect; and

     SIXTH: the Charter of the Corporation is hereby amended by deleting
Article I thereof in its entirety and inserting the following in lieu thereof:

                                  "ARTICLE I.

                                     NAME
                                     ----

     The name of the corporation is MUNIYIELD MICHIGAN INSURED FUND II, INC. (the "Corporation")."

     The undersigned Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's Charter described herein are true in all material respects, and that this statement is made under the penalties of perjury.


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     IN WITNESS WHEREOF, MUNIYIELD MICHIGAN FUND, INC. has caused these
Articles of Amendment to be signed in its name and on its behalf by its Vice President and Treasurer, a duly authorized officer of the Corporation, and attested to by its Secretary as of the 28th day of May, 2002.

                                MUNIYIELD MICHIGAN FUND, INC.



                                By:          /s/  Donald C. Burke
                                    --------------------------------------------
                                       Name:      Donald C. Burke
                                       Title:     Vice President and Treasurer



ATTEST:



By:      /s/  Alice A. Pellegrino
   -----------------------------------------
      Name:       Alice A. Pellegrino
      Title:      Secretary




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